Exhibit 99.1

PRESS RELEASE
Source:	Ascent Assurance, Inc.

Corporate	Contact: Cynthia B. Koenig Chief Financial Officer (817) 878-3732

FOR IMMEDIATE RELEASE:
November 4, 2004

ASCENT ASSURANCE REPORTS THIRD QUARTER RESULTS

FORT WORTH, Texas, November 4, 2004…Ascent Assurance, Inc. (AASR.OB) today reported a net loss of ($3.7) million, or ($.07) per common share, for the third quarter of 2004 which included non-recurring charges of ($4.5) million, comprised of ($3.0) million for executive compensation and severance and ($1.5) million from discontinued operations. Excluding non-recurring charges, net income from continuing operations was $766,000 for the third quarter of 2004. In comparison, for the third quarter of 2003, the Company’s net loss was ($1.0) million, or ($.16) per common share, and the loss from continuing operations was ($723,000).

For the nine months ended September 30, 2004, the Company reported a net loss of ($2.6) million and, after preferred stock dividends of $430,000, the net loss applicable to common stockholders was ($3.0) million, or ($.08) per share. Excluding non-recurring charges for executive compensation and severance, net income from continuing operations was $2.3 million for the nine months ended September 30, 2004. For the corresponding prior year period, the net loss was ($477,000) and, after preferred stock dividends of $1.8 million, the loss applicable to common stockholders was ($2.2) million or ($.34) per share. Net income from continuing operations for the nine months ended September 30, 2003 was $280,000.

Effective September 1, 2004, Benjamin M. Cutler, former Chairman of Assurant Health (previously Fortis Health), was appointed Chairman and Chief Executive Officer of the Company. In connection with Mr. Cutler’s employment agreement, the Company recorded a $2 million liability for deferred compensation and $308,000 in employment expenses for the third quarter of 2004. In addition, the Company paid severance expense of approximately $727,000 to its former Chairman.

The Company’s fee and service operations are comprised of several non-insurance related businesses, including a printing subsidiary that has incurred substantial net operating losses for the past several years. In September 2004, the Company decided to exit the printing business and subsequently entered into a definitive agreement to sell its printing subsidiary effective October 29, 2004. The Company’s loss from discontinued operations of ($1.5) million for the third quarter of 2004 is comprised of a ($1.2) million loss on sale of the printing subsidiary and a ($252,000) operating loss.

Total revenues were $25.8 million and $78.2 million for the third quarter and nine months ended September 30, 2004, respectively, as compared to $29.6 million and $90.0 million for the corresponding 2003 periods. Total premium revenues decreased by $2.5 million or 9.7% for the third quarter and $7.4 million or 9.6% for the nine months ended September 30, 2004 as compared to the corresponding prior year periods. The benefits and claims to premium ratios were 64.3% and 65.8% for the three and nine months ended September 30, 2004, respectively, as compared to 68.3% and 68.1% for the corresponding 2003 periods.

Mr.  Cutler, commenting on third quarter operations said: “Our immediate goal is to sharpen our focus on product design and pricing as well as marketing, distribution and customer service. Elimination of non-core operations such as the printing subsidiary is just one facet of that strategy. During the next year, we expect to lay a solid foundation for sustained profitable growth.”

Ascent Assurance, Inc. is an insurance holding company primarily focused on individual health insurance for self-employed individuals and small business owners. Products are distributed through career agent organizations which are wholly owned subsidiaries. The Company’s goal is to combine the talents of its employees and agents to market competitive and profitable insurance products and provide superior customer service in every aspect of operations. (www.ascentassurance.com)

Note Regarding Use of Non-GAAP Financial Information

To supplement the consolidated financial statements presented in accordance with GAAP, the Company used non-GAAP measures to disclose, “Excluding non-recurring charges, net income from continuing operations was $766,000 for the third quarter of 2004” and “Excluding non-recurring charges for executive compensation and severance, net income from continuing operations was $2.3 million for the nine months ended September 30, 2004.” The following table exhibits the reconciliation of the non-GAAP financial measures to the presentation under GAAP:

	Third Quarter 2004	Year to Date Sept. 30, 2004
Net loss from continuing operations	($2,269)	($764)
Special executive compensation and severance	3,035	3,035
Excluding non-recurring charges,
net income from continuing operations	$766	$2,271

The Company believes that the non-GAAP measure provides useful information to both management and investors, thus providing a more meaningful comparison between the information for the third quarters of 2004 and 2003 and year to date September 30, 2004 and 2003. The presentation of this information is not meant to be considered in isolation, or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

(Forward-Looking Statements: The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This press release contains forward-looking statements regarding the intent, belief or current expectations of the Company and members of its senior management team. While the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Factors that would cause actual results to differ materially from those contemplated within this press release can be found in the Company’s Form 10-K for the year ended December 31, 2003 and Forms 10-Q for the quarters ended March 31, 2004 and June 30, 2004 and Form 8-K dated September 1, 2004. Such factors include, but are not limited to: any limitation imposed on the Company’s ability to control the impact of rising health care costs, especially prescription drugs, and rising medical service utilization rates through product and benefit design, underwriting criteria, premium rate increases, utilization management and negotiation of favorable provider contracts; the impact of changing health care trends on the Company’s ability to accurately estimate claim and settlement expense reserves; the ability of the Company to fund competitive commission advances to its agents from internally generated cash flow or external financing; developments in health care reform and other regulatory issues, including the Health Insurance Portability and Accountability Act and increased privacy regulation, and changes in laws and regulations in key states where the Company operates; the Company’s ability to meet minimum regulatory capital requirements for its Insurance Subsidiaries; the ability of the Company to make additional investment in its Insurance Subsidiaries in the form of capital contributions, if needed, in order for such subsidiaries to comply with regulatory capital or debt covenant requirements; and the loss of key management personnel.)

ASCENT ASSURANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(000’s omitted, except for per share amounts)
Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

First-year premium	$4,036	$4,306	$12,038	$14,583
Renewal premium	19,054	21,255	57,883	62,727

Total premiums	23,090	25,561	69,921	77,310
Net investment income	1,362	1,563	4,093	4,798
Fee and service income	882	1,838	2,790	5,795
Other insurance revenues	448	558	1,415	1,805
Net realized (loss) gain on investments	(15)	53	(20)	330

Total revenues	25,767	29,573	78,199	90,038

Benefits and claims	14,842	17,447	46,013	52,620
Change in deferred policy acquisition costs	429	561	740	583
Commissions	2,507	2,859	7,702	9,127
General and administrative expenses	5,454	5,416	15,855	16,938
Fee and service operating expenses	666	1,554	2,124	4,957
Special executive compensation and
severance	3,035	-	3,035	-
Taxes, licenses and fees	843	921	2,729	2,775
Interest expense on notes payable	260	624	765	1,844
Interest expense on redeemable preferred stock	-	914	-	914

Total expenses	28,036	30,296	78,963	89,758

(Loss) income from continuing operations before
income taxes	(2,269)	(723)	(764)	280
Federal income taxes	-	-	-	-

Net (loss) income from continuing operations	(2,269)	(723)	(764)	280

Loss from discontinued operations, before income
taxes	(1,458)	(305)	(1,843)	(757)
Federal income taxes	-	-	-	-

Net loss from discontinued operations	(1,458)	(305)	(1,843)	(757)

Net loss	(3,727)	(1,028)	(2,607)	(477)
Preferred stock dividends	-	-	430	1,759

Loss applicable to common stockholders	$(3,727)	$(1,028)	$(3,037)	$(2,236)

Basic and diluted loss from continuing
operations per common share	$(.04)	$(.11)	$(.03)	$(.23)

Basic and diluted loss per common share	$(.07)	$(.16)	$(.08)	$(.34)

Weighted average shares outstanding:
basic and diluted	50,561	6,532	38,659	6,530

ASCENT ASSURANCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(000’s omitted)

	September 30, 2004	December 31, 2003
	(Unaudited)	(Audited)
Assets
Investment assets, at market value	$105,058	$102,995
Cash	1,153	2,244
Accrued investment income	1,353	1,309
Deferred policy acquisition costs	21,079	21,819
Agent receivables, net	3,896	4,484
Property and equipment	2,376	3,084
Other assets	7,907	7,994

Total Assets	$142,822	143,929

Liabilities and Equity
Policy liabilities	$78,848	$81,068
Notes payable	16,232	15,770
Other liabilities	12,960	9,760

Total Liabilities	108,040	106,598

Redeemable convertible preferred stock	-	37,504
Common Stockholders' Equity (1)	34,782	(173)

Total Stockholders' Equity	34,782	37,331

Total Liabilities and Equity	$142,822	$143,929

(1)	Stockholders’ equity includes unrealized gains on investment assets of $3.2 million at September 30, 2004 and $3.1 million at December 31, 2003.